Exhibit 3.4

SEP. 2. 2010 12:31PM CAPITAL CONNECTION NO. 0271 P. 4

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:
(Attach additional sheets, if necessary)

Title	Name	Address	Type of Action
			☐ Add ☐ Remove
			☐ Add ☐ Remove
			☐ Add ☐ Remove

E. If amending or adding additional Articles, enter change(s) here:
(attach additional sheets, if necessary). (Be specific)

Article IV Shares ad Article VIII of the Articles of Incorporation are hereby amended to create 1,000 shares of Preferred Stock designated as Series A Preferred Stock, the rights and preferences of which are setforth on the Certificate of Designations, Series A Preferred Stock attached hereto.

F. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:
(if not applicable, indicate N/A)

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SEP. 2. 2010 12:32PM CAPITAL CONNECTION NO. 0271 P. 5

The date of each amendment(s) adoption: 8/31/10
(date of adoption is required)

Effective date if applicable: ______________________
(no more than 90 days after amendment file date)

Adoption of Amendment(s) **(CHECK ONE)**

☐ The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐ The amendment(s) was/were approved by the shareholders through voting groups. *The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):*

"The number of votes cast for the amendment(s) was/were sufficient for approval by ______________________."
(voting group)

☒ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Dated September 1, 2010

Signature [signature]
(By a director, president or other officer – if directors or officers have not been selected, by an incorporator – if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Mayling Diaz Clark
(Typed or printed name of person signing)

President
(Title of person signing)

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CERTIFICATE OF DESIGNATIONS SERIES A PREFERRED STOCK

SECTION 1. DESIGNATION OF SERIES; RANK. The shares of such series shall be designated as the "Series A Preferred Stock" (the "Preferred Stock") and the number of shares initially constituting such series shall be up to One Thousand (1,000) shares.

SECTION 2. DIVIDENDS. The holders of the Preferred Stock shall not be entitled to receive dividends paid on the Common Stock,

SECTION 3. LIQUIDATION PREFERENCE. The holders of the Preferred Stock shall not be entitled to any liquidation preference.

SECTION 4. VOTING.

4.1        Except as otherwise provided herein or as required by the Act, the Series A Preferred Stock shall be voted not with the shares of the common stock of As Company ("Common Stock"), but as a separate class, at any annual or special meeting of shareholders of the Company, and may act by written consent in the same manner as the Common Stock, and shall have such voting rights as provided below.

4.2        The holders of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect;

4.2.1 one (1) Director of the Company, in the event the Company has three (3) or less Directors (as such number of Directors may be increased by the Board of Directors of the shareholders of the Company from time to time as provided in the Articles of Incorporation and Bylaws of the Company); or

4.2.2 in the event the Company has five (5) or more Directors, such number of Directors of the Company equal to me then number of Directors of the Company (as such number of Directors may be increased by the Board of Directors of the shareholders of the Company from time to time as provided in the Articles of Incorporation and Bylaws of the Company) multiplied by 0.333 and rounded up to the nearest whole number of Directors. For example, if the Company has five Directors, the holders of the Series A Preferred Stock, voting separately as a class would have the right to appoint two Directors (5 x .333 = 1.665, rounded up to the nearest whole number equals two (2)).

4.2.3 Each Director or Directors which the Series A Preferred Stock holders have the right to appoint as provided in Section 4.2.1 and 4.2.2, above, shall be referred to herein as the "Series A Directors".

4.3        The Holders of me Series A Preferred Stock shall have the right to elect or re-elect such Series A Directors at each meeting, or pursuant to each written consent, of the Company's shareholders for the election of Directors.

4.4        Any Director who shall have been elected by the holders of Series A Preferred Stock pursuant to Section 4.2 hereof, may be removed during such Director's term of office, either with or without cause, by and only by, an affirmative vote of the holders of at least 66-2/3% of the then outstanding shares of Series A Preferred Stock, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of such shareholders, and any vacancy thereby created may be filled by such holders of Series A Preferred Stock represented at the meeting or pursuant to die written consent of such shareholders. Upon any other vacancy (i.e., other than a vacancy caused by removal) in the office of a Director elected by holders of Series A Preferred Stock pursuant to Section 4.2 hereof; the Holders of at least 66-2/3% of the then outstanding shares of Series A Preferred Stock may, by affirmative vote, elect a successor to hold office for the unexpired term of die Director whose place shall be vacant.

4.5        So long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of at least 66 2/3% of all outstanding shares of Series A Preferred Stock, voting separately as a class:

4.5.1             amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Company so as to adversely effect the designations, preferences, limitations and relative rights of the Series A Preferred Stock;

4.5.2             effect any reclassification of the Series A Preferred Stock;

4.5.3             amend, alter or repeal any provision of this Statement of Designations, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Series A Preferred Stock; or

4.5.4             affect, agree to, or consummate a Change of Control.

4.6        For the purposes of Section 4.5.4, above, "Change of Control” shall mean

(I) the adoption of a plan of merger or consolidation of the Company with any other individual, entity, or association as a result of which the holders of the voting capital stock of the Company as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (it) the approval by the Board of Directors of the Company of an agreement providing for the sale or transfer (other than as security for obligations of the Company) of substantially all of the assets of the Company, or the Company taking action to affect such sale or transfer, or (iii) in the absence of a prior expression of approval by a majority of outstanding shares of the Series A Preferred Stock, the acquisition of more than 25% of the Company's voting capital stock by any person within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company).

SECTION 5. CONVERSION RIGHTS. The shares of the Preferred Stock shall have no conversion rights.

SECTION 6. REDEMPTION RIGHTS. The shares of the Preferred Stock shall have no redemption rights.

SECTION 7. NOTICES. Any notice required hereby to be given to the holders of shares of the Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

SECTION 8 PROTECTIVE PROVISIONS.

Subject to the rights of series of Preferred Stock which may from time to time com* into existence, so long as any shares of Series A Preferred Stock are outstanding, this Company shall not without first obtaining the approval (by written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a class;

(a)          Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock;

(b)          Effect an exchange, reclassification, or cancellation of all or a part of the Series A Preferred Stock, excluding a reverse stock split or forward stock split;

(c)          Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Preferred Stock; or

(d)          Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation,

For clarification, issuances of additional authorized shares of Series A Preferred under the terms herein, shall not require the authorization or approval of die existing shareholders of Series A Preferred Stock.

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series A Preferred Stock.

SECTION 9. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b)          Whenever possible, each provision of this Certificate of Designation shall be interpreted In a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed heroin. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c)          Except as may otherwise be required by law, the shares of the Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation,